POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

As filed with the Securities and Exchange Commission on November 29, 2016

Registration No. 333-212152

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

L-3 COMMUNICATIONS CORPORATION*

(Exact name of registrant as specified in its charter)

Delaware	13-3937436
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue

New York, NY 10016

(212) 697-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ann D. Davidson, Esq.

Senior Vice President, General Counsel and Corporate Secretary

L-3 Communications Corporation

600 Third Avenue

New York, NY 10016

(212) 697-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Avrohom J. Kess, Esq.

Mark A. Brod, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: From time to time after the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities	(1)	(1)	(1)	(2)
Guarantees of Debt Securities	(1)	(1)	(1)	(3)

(1)	Omitted pursuant to General Instruction II.E. of Form S-3. An indeterminate amount of debt securities and guarantees of debt securities are being registered as may from time to time be issued at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis.
(3)	No separate consideration will be received for the guarantees of the debt securities being registered. No registration fee for the guarantees will be due pursuant to Rule 457(n).

*	See table of additional registrants on the next page

TABLE OF ADDITIONAL REGISTRANTS*

Exact Name of Registrant as Specified in Its Charter**	Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
L-3 Afghanistan, LLC	Delaware	47-3563503
L-3 Army Sustainment LLC	Delaware	75-3115427
L-3 Centaur, LLC	Delaware	47-1642389
L-3 CTC Aviation Holdings Inc.	Delaware	33-1231103
L-3 CTC Aviation Leasing (US) Inc.	Delaware	32-0434083
L-3 CTC Aviation Training (US) Inc.	Delaware	33-1230769
L-3 Investments, LLC	Delaware	None
Mustang Technology Group, L.P.	Texas	75-2816638

**	The address and telephone number of each registrant’s principal executive office is 600 Third Avenue, New York, New York 10016, (212) 697-1111.

EXPLANATORY NOTE

This Registration Statement on Form S-3 (registration No. 333-212152) of L-3 Communications Corporation and subsidiary guarantor registrants is being amended to add certain subsidiaries of L-3 Communications Corporation as Co-Registrants that are, or may potentially be, guarantors of some or all of the debt securities with respect to which offers and sales are registered under this Registration Statement. No changes or additions are being made hereby to the base prospectus that already forms a part of the Registration Statement. Accordingly, such base prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the securities being registered.

SEC Registration Fee	*
Rating Agency Fees	*
Accounting Fees and Expenses	*
Legal Fees and Expenses	*
Printing Expenses	*
Trustee’s Fees and Expenses	*
Blue Sky Fees and Expenses	*
Miscellaneous	*
Total	*

*	All fees and expenses are calculated based on the number of issuances and amount of securities offered and, accordingly, cannot be estimated at this time. The registration fee will be calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Item 15.	Indemnification of Directors and Officers

DELAWARE

Delaware Corporations

L-3 CTC Aviation Holdings Inc., L-3 CTC Aviation Leasing (US) Inc. and L-3 CTC Aviation Training (US) Inc. are Delaware corporations.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if the person acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of the members of its board of directors for violations of the directors’ fiduciary duty of care.

The Bylaws of each of the following entities provide that the corporation shall indemnify its directors and officers to the full extent possible under the DGCL: L-3 CTC Aviation Holdings Inc., L-3 CTC Aviation Leasing (US) Inc. and L-3 CTC Aviation Training (US) Inc.

The Certificate of Incorporation of each of the following entities provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the DGCL: L-3 CTC Aviation Holdings Inc., L-3 CTC Aviation Leasing (US) Inc. and L-3 CTC Aviation Training (US) Inc.

Delaware Limited Liability Companies

L-3 Afghanistan, LLC, L-3 Army Sustainment LLC, L-3 Centaur, LLC and L-3 Investments, LLC are Delaware limited liability companies.

Section 18-108 of the Delaware Limited Liability Company Act (“DE LLCA”) empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of a limited liability company or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in the entity’s limited liability company agreement. However, to the extent that the limited liability company agreement seeks to restrict or limit the liabilities of such person, Section 18-1101 of the DE LLCA prohibits it from limiting or eliminating liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

The Limited Liability Company Agreement of each of the following entities provides that the corporation shall indemnify its directors and officers to the full extent possible under the DE LLCA: L-3 Army Sustainment LLC.

The Limited Liability Company Agreement of each of the following entities provides that a member shall not have any liability for the obligations or liabilities of the company except to the extent provided in the DE LLCA: L-3 Afghanistan, LLC, L-3 Army Sustainment LLC, L-3 Centaur, LLC and L-3 Investments, LLC.

TEXAS

Texas Limited Partnerships

Chapter 8 of the Texas Business Organizations Code (“TBOC”) requires a Texas limited partnership to indemnify a general partner, former general partner or delegate thereof against reasonable expenses actually incurred by such person in connection with a proceeding in which such person is a respondent because such person is or was a general partner or delegate thereof if such person is wholly successful, on the merits or otherwise, in the defense of the proceeding. In addition, Chapter 8 of the TBOC permits a Texas limited partnership, under certain circumstances and subject to certain requirements and limitations, (a) to indemnify a general partner, former general partner or delegate thereof who was, is, or is threatened to be made a respondent in a proceeding against judgments and expenses that are reasonable and actually incurred by such person in connection with such proceeding, (b) to pay or reimburse reasonable expenses incurred by a present general partner or delegate thereof who was, is, or is threatened to be made a respondent in a proceeding in advance of the final disposition of the proceeding, and (c) to indemnify and advance expenses to persons other than present or former general partners, including officers, employees or agents, as provided by the limited partnership’s governing documents or by contract, among other means. Chapter 8 of the TBOC also requires that a limited partnership indemnify an officer to the same extent that indemnification is required under the TBOC for a general partner. Further, Chapter 8 of the TBOC provides that the Texas limited partnership has the power to purchase and maintain insurance on behalf of its existing or former general partners, delegates, officers, employees or agents against liabilities asserted against such person in such capacity or arising out of such person’s status in such capacity. A Texas limited partnership has this power whether or not the limited partnership has the power to indemnify such person against the liability under Chapter 8 of the TBOC.

The partnership agreement of Mustang Technology Group, L.P. provides that, to the fullest extent permitted by law, the general partner shall be indemnified and held harmless by Mustang Technology Group, L.P. from and against any and all losses, claims, damages, liabilities, joint or several expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest and other amounts arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the general partner may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a general partner of Mustang Technology Group, L.P., provided that in each case the general partner acted in good faith and in a manner which the general partner reasonably believed to be in the best interests of Mustang Technology Group, L.P. and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. To the fullest extent permitted by law, expenses (including legal fees) incurred by the general partner in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Mustang Technology Group, L.P. prior to the final disposition thereof upon receipt by Mustang Technology Group, L.P. of an undertaking by or on behalf of the general partner to repay such amount if it shall be determined that the general partner is not entitled to be indemnified as authorized.

Mustang Technology Group, L.P. maintains insurance on behalf of the directors and officers of its general partner insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

LIABILITY INSURANCE

On behalf of itself and all of its subsidiary guarantors, the Company has directors’ and officers’ liability insurance policies, with coverage, in the aggregate, of up to $200 million, subject to various deductibles and exclusions from coverage.

Item 16.	Exhibits

1.1*	Form of Underwriting Agreement.

4.1**	Indenture, dated as of May 21, 2010, among L-3 Communications, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to L-3 Holdings and L-3 Communications’ Current Report on Form 8-K filed on May 24, 2010).

4.2**	Sixth Supplemental Indenture, dated as of June 21, 2016, among L-3 Communications, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.3	Seventh Supplemental Indenture, dated as of October 31, 2016, among L-3 Communications, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (filed herewith).

4.4*	Form of Supplemental Indenture.

4.5*	Form of Debt Securities (to be included in the Form of Supplemental Indenture to be filed as Exhibit 4.4).

5.1**	Opinion of Simpson Thacher & Bartlett LLP regarding the Debt Securities.

5.2	Opinion of Simpson Thacher & Bartlett LLP regarding the subsidiary guarantees covered by this Post-Effective Amendment No. 1 (filed herewith).

12.1**	Computation of ratios of earnings to fixed charges.

23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 and Exhibit 5.2 hereto).

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith).

24.1**	Powers of Attorney (included on the signature pages to the original registration statement).

24.2	Powers of Attorney (included on the signature pages to this this Post-Effective Amendment No. 1).

25.1**	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, for the Debt Securities.

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.
**	Previously filed as an exhibit to the Registration Statement.

Item 17.	Undertakings

Each of the undersigned registrants hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10 (a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or the prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of November, 2016.

L-3 COMMUNICATIONS CORPORATION

By:	/s/ Ralph G. D’Ambrosio
Name:	Ralph G. D’Ambrosio
Title:	Senior Vice President and Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below hereby authorizes each of Michael T. Strianese, Ralph G. D’Ambrosio and Ann D. Davidson, each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement and any such subsequent registration statement as L-3 deems appropriate, and appoints each of Michael T. Strianese, Ralph G. D’Ambrosio and Ann D. Davidson, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this registration statement and any such subsequent registration statement and to file same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 29, 2016.

Signature	Title

*	Chairman and Chief Executive Officer
Michael T. Strianese	(Principal Executive Officer) and Director

*	Senior Vice President and Chief Financial Officer
Ralph G. D’Ambrosio	(Principal Financial Officer)

*
Dan Azmon	Vice President, Controller and Principal Accounting Officer

*
Claude R. Canizares	Director

*
Thomas A. Corcoran	Director

*
Ann E. Dunwoody	Director

*
Lewis Kramer	Director

*
Robert B. Millard	Director

Signature	Title

*
Lloyd W. Newton	Director

*
Vincent Pagano Jr.	Director

*
H. Hugh Shelton	Director

*
Arthur L. Simon	Director

*	By:	/s/ Ralph G. D’Ambrosio
	Name:	Ralph G. D’Ambrosio
	Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of November, 2016.

ELECTRODYNAMICS, INC.
INTERSTATE ELECTRONICS CORPORATION
L-3 ADVANCED PROGRAMS, INC.
L-3 APPLIED TECHNOLOGIES, INC.
L-3 DOMESTIC HOLDINGS, INC.
L-3 UNIDYNE, INC.
L-3 CHESAPEAKE SCIENCES CORPORATION
L-3 COMMUNICATIONS AIS GP CORPORATION
L-3 COMMUNICATIONS AVIONICS SYSTEMS, INC.
L-3 COMMUNICATIONS CINCINNATI ELECTRONICS CORPORATION
L-3 COMMUNICATIONS ELECTRON TECHNOLOGIES, INC.
L-3 COMMUNICATIONS EO/IR, INC.
L-3 COMMUNICATIONS ESSCO, INC.
L-3 COMMUNICATIONS FLIGHT CAPITAL LLC
L-3 COMMUNICATIONS FLIGHT INTERNATIONAL AVIATION LLC
L-3 COMMUNICATIONS FOREIGN HOLDINGS, INC.
L-3 COMMUNICATIONS INVESTMENTS INC.
L-3 COMMUNICATIONS MARIPRO, INC.
L-3 COMMUNICATIONS MOBILE-VISION, INC.
L-3 COMMUNICATIONS SECURITY AND DETECTION SYSTEMS, INC.
L-3 COMMUNICATIONS VECTOR INTERNATIONAL AVIATION LLC
L-3 COMMUNICATIONS VERTEX AEROSPACE LLC
L-3 COMMUNICATIONS WESTWOOD CORPORATION
L-3 FUZING AND ORDNANCE SYSTEMS, INC.
L-3 UNMANNED SYSTEMS, INC.
PAC ORD INC.
POWER PARAGON, INC.
SPD ELECTRICAL SYSTEMS, INC.
SPD SWITCHGEAR INC.
L-3 AFGHANISTAN, LLC
L-3 ARMY SUSTAINMENT LLC
L-3 CENTAUR, LLC
L-3 CTC AVIATION HOLDINGS INC.
L-3 CTC AVIATION LEASING (US) INC.
L-3 CTC AVIATION TRAINING (US) INC.
L-3 INVESTMENTS, LLC

By:	/s/ Stephen M. Souza
Name:	Stephen M. Souza
Title:	Vice President and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of November, 2016.

L-3 COMMUNICATIONS INTEGRATED SYSTEMS L.P.

By: L-3 COMMUNICATIONS AIS GP CORPORATION, as General Partner

By:	/s/ Stephen M. Souza
Name:	Stephen M. Souza
Title:	Vice President and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of November, 2016.

MUSTANG TECHNOLOGY GROUP, L.P.

By: L-3 COMMUNICATIONS CORPORATION, as General Partner

By:	/s/ Stephen M. Souza
Name:	Stephen M. Souza
Title:	Vice President and Treasurer

EXHIBIT INDEX

1.1*	Form of Underwriting Agreement.

4.1**	Indenture, dated as of May 21, 2010, among L-3 Communications, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to L-3 Holdings and L-3 Communications’ Current Report on Form 8-K filed on May 24, 2010).

4.2**	Sixth Supplemental Indenture, dated as of June 21, 2016, among L-3 Communications, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.3	Seventh Supplemental Indenture, dated as of October 31, 2016, among L-3 Communications, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (filed herewith).

4.4*	Form of Supplemental Indenture.

4.5*	Form of Debt Securities (to be included in the Form of Supplemental Indenture to be filed as Exhibit 4.4).

5.1**	Opinion of Simpson Thacher & Bartlett LLP regarding the Debt Securities.

5.2	Opinion of Simpson Thacher & Bartlett LLP regarding the subsidiary guarantees covered by this Post-Effective Amendment No. 1 (filed herewith).

12.1**	Computation of ratios of earnings to fixed charges.

23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 and Exhibit 5.2 hereto).

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith).

24.1**	Powers of Attorney (included on the signature pages to the original registration statement).

24.2	Powers of Attorney (included on the signature pages to this this Post-Effective Amendment No. 1).

25.1**	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, for the Debt Securities.

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.
**	Previously filed as an exhibit to the Registration Statement.